Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Joint Proxy Statement/Prospectus of Orthofix Medical Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 24, 2022, with respect to the consolidated financial statements of Orthofix Medical Inc., and the effectiveness of internal control over financial reporting of Orthofix Medical Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Dallas, Texas

November 8, 2022